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                                                                    Exhibit 99.1

                                      KEANE
                                  NEWS RELEASE
                                       CONTACT: Margo Nison
                                                Keane Public Relations
                                                (617) 241-9200 x1272

                    KEANE ANNOUNCES SHARE REPURCHASE PROGRAM

         BOSTON, July 26, 2002 - Keane, Inc. (AMEX: KEA) today announced that its Board of Directors has authorized the Company to repurchase up to 5,000,000 shares of its common stock over the next 12 months. The authorization represents an increase from the 1,300,000 shares remaining available for repurchase under the Company's previous stock repurchase program, which program would have expired on September 18, 2002.

         The repurchases may be made on the open market or in negotiated transactions, and the timing and amount of shares repurchased will be determined by the Company's management based on its evaluation of market and economic conditions and other factors. The repurchase program will be funded using the Company's cash reserves. The Company reported that the repurchased shares will be available for use in connection with the Company's stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes, including acquisitions.

         Keane, Inc. (AMEX: KEA), the premiere provider of application lifecycle optimization services, helps Global 2000 companies and government agencies to plan, build, manage, and rationalize application software through its Business Consulting, Application Development and Integration, and Application Development and Management (ADM) Outsourcing services. Keane develops long-term client relationships and recurring revenues based on its broad range of services, multi-year outsourcing contracts, and an unwavering commitment to customer satisfaction. Keane delivers its services with world-class processes, management disciplines, and performance metrics via an integrated network of branch offices in North America and the United Kingdom, and Advanced Development Centers (ADCs) in the United States, Canada, and India. This global service delivery model offers customers the flexibility and economic advantage of fluidly allocating work between a variety of delivery options including on-site at a client's facility, off-site at a remote location, near-shore in Halifax, Nova Scotia, and offshore in India. Branch offices work in conjunction with Keane Consulting Group, the Company's business

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consulting arm, and are supported by centralized Strategic Practices and Quality
Assurance Groups. Information on Keane is available on the Internet at WWW.KEANE.COM.

Statements in this press release regarding the Company's intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, general economic conditions, and other factors identified in the Company's Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC.

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